Exhibit 19
NORDSON CORPORATION INSIDER TRADING POLICY
This Insider Trading policy (this “Policy”) is intended to help you understand your responsibilities as a Nordson Corporation (“Nordson” or the “Company”) employee, officer, or director and when you purchase or sell Company securities or securities of certain other publicly traded companies.
This Policy is designed to prevent Insider Trading or allegations of Insider Trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Defined terms are noted throughout the Policy, as well as summarized in the Definitions table located at the end of this Policy.
POLICY SUMMARY

What is Insider Trading?
Insider trading occurs when a person uses material nonpublic information obtained through his or her relationship or involvement with the Company to make decisions to purchase, sell or otherwise trade the Company's securities or to provide that information to others outside the Company.

Who does the policy apply to?	All Nordson employees, officers and directors and certain family members.
What does it apply to?
Purchases, sales, or other trades of Nordson stock or other securities, and tips and recommendations regarding Nordson securities when in possession of material nonpublic information.
Trades, tips and recommendations involving another company’s securities where you have obtained material, nonpublic information about it or its customers, suppliers, or other companies through your employment at Nordson.

What happens if I violate the Insider Trading Policy?
Federal law prohibits Insider Trading. Violations of the Insider Trading laws may result in criminal and civil penalties, including substantial civil fines.
Violations of the Insider Trading Policy are subject to employee discipline, including termination.

Applicability
This Policy applies to all employees of the Company, all officers of the Company, and all members of the Company's board of directors, and their respective immediate family members, household members, and family members whose transactions involving Nordson securities are directed by the employee, officer, or director or are subject to the employee, officer, or director’s influence or control (“Family Members”).

NO TRADING OR TIPPING WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION
No director, officer, or employee of the Company (each, a “Potential Insider”) or any of their Family Members may
•purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company;

Exhibit 19
•communicate any material nonpublic information about the Company ("tip") to any other person, including family members and friends, or otherwise disclose such information without the Company’s prior authorization; or
•purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No Potential Insider or any of their Family Members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.
You should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of material nonpublic information unless you first consult with, and obtain the advance approval of, first, the General Counsel or, second, the Chief Financial Officer (collectively, the General Counsel and the Chief Financial Officer are the “Compliance Officers”).
Directors and executive officers must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth below.
Any exceptions to the Policy, if permitted, may only be granted by a Compliance Officer and must be provided before any activity contrary to the above requirements takes place.
VIOLATIONS OF INSIDER TRADING LAWS
Penalties for trading on or communicating material nonpublic information can be severe; both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. COMPLIANCE WITH THIS POLICY IS MANDATORY.
•Legal Penalties. The following penalties apply under SEC Rule 10b-5, which prohibits insider trading on material nonpublic information: (1) imprisonment for up to 20 years; (2) criminal fines of up to $5 million; (3) civil penalties of up to 3 times the profits gained or losses avoided; (4) prejudgment interest; and (5) private party damages.
•Tipping Penalties: A person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same legal penalties and sanctions as the tippees.
•Company and Manager Penalties: The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel.
•Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including ineligibility for future participation in Nordson’s equity incentive plans, termination of employment, and removal from the Board of Directors for non-employee directors.

Exhibit 19

Every officer, director, and other employee has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, and any action on the part of the Company, the Compliance Officers or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.
EXCEPTIONS
The trading restrictions of this Policy do not apply to the following:
•Nordson Corporation Employees’ Savings Trust (“NEST”). Investing 401(k) plan contributions in the Nordson Stock Fund in accordance with the terms of the Company's NEST plan is exempted from the trading restrictions of this Policy. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
•Options. Exercising stock options granted under the Nordson Corporation 2021 Stock Incentive Plan, as amended and restated, or any similar equity plan, for cash or the delivery of previously-owned Company shares is exempted from the trading restrictions of this Policy. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy. In other words, an exercise of stock options and holding them is exempted from the Policy, but a cashless exercise or exercise and sale is subject to the Policy.
•Nordson Dividend Reinstatement Plan (“DRP”). The acquisition of Nordson shares through the DRP is exempted from the trading restrictions of this Policy.
POST-RETIREMENT OR TERMINATION TRANSACTIONS
This Policy continues to apply to Covered Persons and employees even after the Covered Person or employee has retired or terminated employment or other services to the Company or a subsidiary, subject to additional terms, conditions or restrictions that may be set forth in an agreement between the Covered Person and the Company.
•Covered Persons. This Policy applies until the later of (1) the first trading day of the permissible trading period (“PTP”) following the public release of earnings for the fiscal quarter immediately following the fiscal quarter in which the Covered Person leaves the Company, or (2) the third trading day after any material, non-public information known to the Covered Person has become public or is no longer material;
•Former Employees. This Policy shall apply until the third trading day after any material, non-public information known to the employee has become public or is no longer material.

Exhibit 19

TRADING GUIDELINES SUMMARY FOR COVERED PERSONS ONLY

What are the trading guidelines?	Additional trading restrictions and obligations that apply to Covered Persons.
Who do the trading guidelines apply to?	All Covered Persons.
What does it apply to?	Certain times that trading is prohibited and certain transactions that are prohibited.
What exceptions are there to the trading guidelines?	The trading restrictions do not apply when made under an Approved 10b5-1 Plan.

All Covered Persons are subject to the following trading guidelines regarding trading in the Company's securities.
•Permitted Trading Periods. Covered Persons are generally permitted to buy, sell, or transfer Nordson shares only during a permitted trading period (“PTP”), which is commonly referred to as a “trading window”. Nordson has established four routine PTPs. Each PTP begins at the open of the market on the third trading day following the date of public disclosure of the financial results for a fiscal quarter or year and continue until the close of market approximately five weeks before the next earnings release. The PTPs are published each fiscal year by a Compliance Officer. The PTPs apply, whether or not a reminder notice of the blackout is sent. You are responsible for compliance with this Policy.
•Special Blackout Periods. From time to time, employees may be prohibited from trading Nordson shares during a PTP because of material developments in our business that are not yet disclosed to the public. Employees will be notified of any special blackout period. In such event, the employee may not engage in any transaction involving Nordson securities. The Company will re-open the PTP at the beginning of the third trading day following the date of public disclosure of the information, or at such time as the information is no longer material.
•Prohibited Transactions. Covered Persons and Family Members, and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities:
(i)Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)Short sales. Covered Persons may not sell the Company's securities short;
(iii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;
(iv)Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

Exhibit 19

(v)Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
•Exception. These trading restrictions do not apply to transactions made under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that:
(i)has been reviewed and approved by the Compliance Officer during a permitted trading window and
a.for directors and officers, no trades will be executed thereunder until the later of, (A) ninety
(90) days (or if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least ninety (90) days in advance of any subsequent trades), or (B) 2 business days after the filing of the Company’s Form 10-Q or 10-K, as applicable; or
b.for all other Covered Persons, no trades will be executed thereunder for thirty (30) days in (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least thirty (30) days in advance of any subsequent trades);
(ii)contains representations certifying that the Approved 10b5-1 Plan was entered into in good faith without an intention to evade insider trading laws by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company;
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
(iv)the Compliance Officer has ensured that the Covered Person does not have more than one 10b5-1 Plan for the Company’s securities in effect at one time, subject to certain limited exceptions.
Pre-clearance of Securities Transactions
The Company requires all Directors and executive officers, prior to trading, to clear all transactions in the Company’s securities, even during a PTP or trading window.
Directors and executive officers may not, directly or indirectly, purchase or sell (or otherwise make any transfer or gift) any Company security at any time without first obtaining prior approval from first, the General Counsel or, if he or she is unavailable, the Chief Financial Officer. These procedures also apply to transactions by such person's spouse, immediate family members, household members and family members whose transactions involving Nordson securities are directed by a Director or executive officer or are subject to their influence or control.
The General Counsel or Chief Financial Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked or otherwise stated, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If

Exhibit 19

the transaction does not occur during the two-day period, pre-clearance of the transaction must be re- requested.
Pre-clearance is not required for purchases and sales of securities under a previously Approved 10b5-1 Plan. However, directors and executive officers must instruct his or her third party who is effecting transactions, pursuant to any purchase or sale under an Approved 10b5-1 Plan, to send duplicate confirmations of all such transactions to the Compliance Officer.
Inquiries
If you have any questions regarding this Policy, please contact either of the Compliance Officers.

DEFINITIONS

Approved 10b5-1 Plan
A pre-existing written plan, contract, instruction, or arrangement for the purposes of trading Company securities, executed pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 that has been approved by the Company.

Compliance Officers
The Company has appointed each of the General Counsel and Chief Financial Officer as the Compliance Officers for this Policy. The duties of the Compliance Officers include, but are not limited to, the following:
•Assist with implementation and enforcement of this Policy;
•Circulate this Policy to all employees and ensuring that this Policy is up-to-date with insider trading laws;
•Pre-clear all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in this Policy;
•Provide approval of any Rule 10b5-1 plans and any prohibited transactions under this Policy ; and
•Provide a reporting system with an effective whistleblower protection mechanism.

Covered Persons
All directors of the Company, all executive officers of the Company, and employees of the Company who are likely to be exposed to material non-public information in the course of performing their job responsibilities, including but not limited to, the following:
•All members of the Executive Leadership Team;
•All division leaders;
•Finance and accounting personnel who either report directly to the Chief Financial Officer or are sufficiently involved in the financial reporting process;
•Legal department personnel who are involved in financial reporting and board interactions;
•Investor relations personnel; and
•Internal audit personnel.

Family Members
Immediate family members, household members and family members whose transactions involving Nordson securities are directed by the Potential Insider or are subject to the Potential Insider’s influence or control.

Material
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Both positive and negative information can be considered material. Examples include, but are not limited to:
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed sale of a business unit or a significant amount of assets;

Exhibit 19

•Changes in the executive management team;
•Revenues and earnings that are inconsistent with the consensus estimates of the investment community, or projections, estimates or guidance of revenues or earnings;
•Launching significant new products or services;
•Significant disputes or settlements with, or the gain or loss of, a significant supplier or customer;
•The obtaining or loss of a significant contract or order;
•Actual or prospective significant changes in Nordson’s cash position, positive or negative, including as a result of changes in financing arrangements, securities issuances or securities repurchases;
•A proposed offering or issuance of new securities;
•Strategic plans;
•Changes in dividend policies; and/or
•Declarations of stock splits or stock dividends.

Permissible Trading Period
Also known as a “trading window” and the period in which Covered Persons are permitted to trade Nordson securities. PTPs commence at the open of the market on the second trading day following the date of public disclosure of the financial results for a fiscal quarter or year and continue until the close of market approximately five weeks before the end of such fiscal quarter.

Potential Insider	All employees of the Company, all officers of the Company, and all members of the Company's board of directors.
Public
Information that has been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Examples of nonpublic information include, but are not limited to:
•Information available to a select group of analysts or brokers or institutional investors;
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

SEC	The Securities and Exchange Commission.
Tip	Communicating any material nonpublic information about the Company or involving another company’s material, nonpublic information you learned through your employment at Nordson.

If you are unsure whether information is “material” or “public,” you should either assume the information is material and/or nonpublic OR consult with one of the Compliance Officers.

Acknowledgment and Certification
All Covered Persons are required to sign the attached acknowledgment and certification.

Exhibit 19
ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)
(Please print name)
Date:

Sign and return to a Compliance Officer.